SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.   _)
                               -------------------

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Section 240.14a-12

                             Elizabeth Arden, Inc.
                (Name of Registrant as specified in its Charter)


      (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: _________________________________________
     (2)  Form, Schedule or Registration No.: _____________________________
     (3)  Filing Party: ___________________________________________________
     (4)  Date Filed: _____________________________________________________

                              ELIZABETH ARDEN, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be Held on June 25, 2003

      The annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Wednesday, June 25, 2003, at 10:00 a.m., local time, at our principal executive offices located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, for the following purposes, as described in the attached proxy statement:

      1. To elect a board of six directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

      2. To approve an amendment to our 2000 Stock Incentive Plan to increase the number of shares of our common stock, par value $.01 per share, which may be granted under the 2000 Stock Incentive Plan from 3,000,000 to 4,100,000;

      3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2004; and

      4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The board of directors has fixed the close of business on April 28, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting, a list of shareholders entitled to vote will be available for inspection at our offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.

      It is important that your shares be represented at the annual meeting regardless of how many shares you own. Whether or not you intend to be present at the annual meeting in person, we urge you to please complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. Many shareholders who hold their shares in the street name of a bank or brokerage firm will also have the option to vote by telephone or internet. We urge you to vote by telephone or internet, if possible, since your vote will be recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card for further instructions on voting. If you attend the annual meeting, you may also submit your vote in person, and if you do so, any previous votes that you previously submitted will be superceded by the vote you cast at the annual meeting.


                                    By Order of the Board of Directors

                                    OSCAR E. MARINA
                                    Secretary

Miami Lakes, Florida
May 16, 2003


YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY TELEPHONE OR INTERNET WHERE POSSIBLE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                              ELIZABETH ARDEN, INC.
                              ---------------------

                                 PROXY STATEMENT
                              ---------------------

                          ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 25, 2003

GENERAL

      This proxy statement is being furnished to holders of common stock, par value $.01 per share, of Elizabeth Arden, Inc., in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at our principal executive offices located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, at 10:00 a.m., local time, on June 25, 2003, and at any adjournment or postponement of this meeting, for the purposes set forth in the accompanying notice of meeting.

      It is anticipated that our annual report for the fiscal year ended January 31, 2003, this proxy statement and the accompanying form of proxy card will be first mailed to our shareholders on or about May 21, 2003. The annual report is not to be regarded as proxy soliciting material.

      The company was organized in Florida in 1960. Following our acquisition of the Elizabeth Arden fragrance, cosmetics and skin care business in January 2001, we changed our name to "Elizabeth Arden, Inc." Our primary business is the manufacture and marketing of prestige fragrances, skin treatment and cosmetic products.

OUTSTANDING SHARES AND VOTING RIGHTS

      Only holders of record of our common stock at the close of business on April 28, 2003 are entitled to notice of and to vote at the annual meeting. On that date, there were 18,905,908 shares of common stock entitled to vote on each matter to be presented at the annual meeting. Holders of the common stock have one vote per share on all matters. No other class of stock of the company has voting rights.

      A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the annual meeting. In determining the presence of a quorum at the annual meeting, abstentions are counted, and broker non-votes are not. Our By-laws provide that the affirmative vote of a majority of the shares of the voting stock represented, in person or by proxy, and entitled to vote on a matter at a meeting in which a quorum is present will be the act of the shareholders, except as otherwise provided by law. The affirmative vote of a majority of the shares of common stock represented, in person or by proxy, and entitled to vote at the meeting is required to approve the amendment to the 2000 Stock Incentive Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors. The Florida Business Corporation Act provides that directors are elected by a plurality of the votes cast. Abstentions and broker non-votes have no legal effect on whether a nominee for director is elected but will have the same effect as votes against the approval of the amendment to the 2000 Stock Incentive Plan and against the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2004.

      Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted FOR the election of all of the nominees for director, FOR the approval of the amendment to the 2000 Stock Incentive Plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2004 and in the discretion of the proxy holders as to any other matter which may properly come before the annual meeting.

      You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope, or, if permitted by your bank or brokerage firm, vote by telephone or internet. Each shareholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the annual meeting, by written notice to our corporate secretary or by delivery of a later-dated proxy.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of May 9, 2003 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock, and
(ii) the beneficial ownership of common stock by (a) each of our directors and director-nominees, (b) the chief executive officer and each of the other named executives as set forth in the "Summary Compensation Table" under "Executive Compensation" below and (c) all of our directors and executive officers as a group, without naming them:

                                                       Common Stock
                                               Amount and
                                               Nature of
                                               Beneficial     Percentage of
Name and Address of Beneficial Owner(1)        Ownership(2)    the Class(2)
-----------------------------------------------------------------------------
E. Scott Beattie (3)                            1,474,970           7.4

Paul F. West (4)                                  259,315           1.4

Stephen J. Smith (5)                               39,108             *

Ronald L. Rolleston (6)                           109,336             *

Joel B. Ronkin (7)                                 60,870             *

Gretchen Goslin (8)                               122,304             *

Richard C.W. Mauran (9)                         1,819,698           9.6

Fred Berens (10)                                  869,753           4.6

J.W. Nevil Thomas (11)                            251,062           1.3

George Dooley (12)                                 83,500             *

William M. Tatham (13)                             38,980             *

Conopco, Inc. (14)                              2,812,500          13.0

Dynamic Mutual Funds Ltd. (15)                  2,024,990          10.8

William Blair & Company, L.L.C. (16)            1,997,800          10.6

All directors and executive officers as a
group (10 persons) (17)                         5,006,592             24.5

*   Less than one percent of the class.
(1) The address of each of the persons shown in the above table other than Messrs. Mauran, Thomas and Tatham, Conopco, Inc., Dynamic Mutual Funds
      Ltd. and William Blair & Company, L.L.C., is c/o Elizabeth Arden, Inc.,
      14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.  The address of Mr.
      Mauran is 31 Burton Court, Franklins Row, London SW3, England. The address of Mr. Thomas is Scotia Plaza, 40 King Street W., Suite 3507,
      Toronto, Ontario M5H 3Y2 Canada.  The address of Mr. Tatham is 4100
      Young Street, Suite 612, Toronto, Ontario M2P 2B5 Canada. The address of Conopco, Inc. is 390 Park Avenue, New York, New York 10022. The address of Dynamic Mutual Funds Ltd. is 55th Floor, Scotia Plaza, 40
      King Street West, Toronto, Ontario M5H 4A9 Canada.  The address of
      William Blair & Company, L.L.C. is 222 W. Adams, Chicago, Illinois
      60606.


                              - 3 -

(2) Includes, where applicable, shares of common stock issuable upon the exercise of options to acquire common stock held by such person that may be exercised within 60 days after May 9, 2003. Also includes shares of restricted common stock and performance accelerated restricted common stock as to which such person has voting power but no dispositive power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.

(3) Includes (i) 391,021 shares of common stock, (ii) 1,282 shares of restricted common stock, (iii) 81,000 shares of performance accelerated restricted common stock, (iv) 876,667 shares of common stock issuable upon the exercise of stock options and (v) 125,000 shares of common stock for which Mr. Beattie has an option to purchase from an unaffiliated third party.

(4) Includes (i) 7,576 shares of common stock, (ii) 1,072 shares of restricted common stock, (iii) 39,000 shares of performance accelerated restricted common stock and (iv) 211,667 shares of common stock issuable upon the exercise of stock options.

(5) Includes (i) 599 shares of common stock, (ii) 1,175 shares of restricted common stock, (iii) 24,000 of shares of performance accelerated restricted common stock and (iv) 13,334 shares of common stock issuable upon the exercise of stock options.

(6) Includes (i) 957 shares of common stock, (ii) 1,045 shares of restricted common stock, (iii) 24,000 shares of performance accelerated restricted common stock and (iv) 83,334 shares of common stock issuable upon the exercise of stock options.

(7) Includes (i) 768 shares of common stock, (ii) an additional 1,000 shares of common stock owned by Mr. Ronkin together with his spouse as joint tenants with right of survivorship, (iii) 768 shares of restricted common stock, (iv) 15,000 shares of performance accelerated restricted common stock and (v) 43,334 shares of common stock issuable upon the exercise of stock options.

(8) Includes (i) 991 shares of common stock, (ii) 979 shares of restricted common stock, (iii) 12,000 shares of performance accelerated restricted common stock and (iv) 108,334 shares of common stock issuable upon the exercise of stock options. Ms. Goslin is a named executive as set forth under "Executive Compensation," but is not an executive officer of the company.

(9)   Includes (i) 1,752,198 shares of common stock owned by Euro Credit
      Investments Limited, a company controlled by Mr. Mauran and (ii)
      67,500 shares of common stock issuable upon the exercise of stock options.

(10) Includes (i) 802,253 shares of common stock and (ii) 67,500 shares of common stock issuable upon the exercise of stock options.

(11)  Includes (i) 15,184 shares of common stock owned individually by Mr.
      Thomas, (ii) 137,425 shares of common stock owned by Nevcorp, Inc., a corporation controlled by Mr. Thomas, (iii) 4,772 shares of common stock held in four trusts for the benefit of Mr. Thomas' children and for which he serves as a trustee, (iv) 26,181 shares of common stock owned by Mr. Thomas' spouse and (v) 67,500 shares of common stock issuable upon the exercise of stock options. Mr. Thomas disclaims beneficial ownership as to the shares of common stock owned by his spouse and the four trusts.

(12) Includes (i) 9,000 shares of common stock owned by Mr. Dooley together with his spouse as joint tenants with right of survivorship and (ii)
      74,500 shares of common stock issuable upon the exercise of stock options.

(13)  Includes (i) 930 shares of common stock owned individually by Mr.
      Tatham, (ii) 1,050 shares of common stock owned by Mr. Tatham's spouse and (iii) 37,000 shares of common stock issuable upon the exercise of stock options. Mr. Tatham disclaims beneficial ownership as to the shares of common stock owned by his spouse.

(14) Based on a Schedule 13G/A reporting ownership as of March 17, 2003 filed by Conopco, Inc. Represents shares of common stock issuable upon the conversion of Series D convertible preferred stock that were convertible as of March 17, 2003.


                              - 4 -

(15) Based on a Schedule 13G/A reporting ownership as of February 10, 2003 filed by Dynamic Mutual Funds Ltd. Shares are held in mutual funds managed by Dynamic Mutual Funds Ltd. acting as investment counsel and portfolio manager.

(16) Based on a Schedule 13G reporting ownership as of December 31, 2002 filed by William Blair & Company, L.L.C.

(17) Includes 1,542,336 shares of common stock issuable upon exercise of stock options.

                        PROPOSAL 1 - ELECTION OF DIRECTORS

INFORMATION ABOUT THE NOMINEES

      Six directors are to be elected at the annual meeting. The six nominees named below are currently serving as the directors of the company and have been designated by the board of directors as nominees for election as directors, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur. Each director must be elected by a plurality of the votes cast.

      The names of the nominees for our board of directors and information about them are set forth below.

      E. SCOTT BEATTIE, age 44, has served as chairman of the board of directors since April 2000, as our chief executive officer since March 1998 and as a director of the company (including the predecessor fragrance company) since January 1995. Mr. Beattie served as our president from April 1997 to March 2003, as our chief operating officer from April 1997 until March 1998 and as vice chairman of the board of directors and assistant secretary of the company from November 1995 to April 1997. Mr. Beattie served as executive vice president of Bedford Capital Corporation, a Toronto, Canada-based merchant banking firm, from March 1995 to March 1998. Prior to co-founding Bedford Capital corporation, Mr. Beattie served as vice president and director of mergers & acquisitions of Merrill Lynch, Inc., where he specialized in management buyouts and divestitures. Mr. Beattie was also a manager of Andersen Consulting, specializing in the design and implementation of enterprise resource planning systems. Mr. Beattie is a director of Bedford Capital Corporation. Mr. Beattie is also a director of the Cosmetic, Toiletry & Fragrance Association and a member of the advisory board of the Ivey Business School.

      J.W. NEVIL THOMAS, age 65, has served as vice chairman of the board of directors since April 1997 and previously served as chairman of the board of directors (including the predecessor fragrance company) from July 1992 to April 1997. Since 1970, Mr. Thomas has served as president of Nevcorp, a financial and management consulting firm that is controlled by Mr. Thomas. Mr. Thomas is chairman of the board of Bedford Capital Corporation and a director of Pet Valu, Inc., a pet food retailer.

      FRED BERENS, age 60, has served as a director of the company (including the predecessor fragrance company) since July 1992. Mr. Berens has served as senior vice president - investments of Prudential Securities, Inc., an investment banking firm, since March 1965. Mr. Berens served as a director of the company, when it was known as Suave Shoe Corporation, until December 1994.

      RICHARD C.W. MAURAN, age 69, has served as a director of the company (including the predecessor fragrance company) since July 1992. Mr. Mauran is a private investor and serves as a director of Bedford Capital Corporation.

      GEORGE DOOLEY, age 70, has served as a director of the company since March 1996. Mr. Dooley has served as president and chief executive officer of
(i) Community Television Foundation of South Florida, Inc., a not-for-profit corporation supporting, and a licensee of, public television station WPBT Channel 2, since 1955, (ii) WPBT Communications Foundation, Inc., a not-for-profit corporation supporting public television station WPBT Channel 2, since 1981, and (iii) Comtel, Inc., a company providing television facilities to television producers, since 1981.

      WILLIAM M. TATHAM, age 43, has served as a director of the company since July 2001. Mr. Tatham has served as chief executive officer of XJ Partners, Inc., a Canada-based strategy consulting company, since September 2001. From November 2000 to June 2001, Mr. Tatham served as vice president and general manager of Siebel Systems, Inc., an eBusiness applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the president and chief executive officer of Janna Systems, Inc., a Canada-based software development company that Mr. Tatham founded. Mr. Tatham serves as a director of Triple G Systems Group, Inc., a Canada-based developer of laboratory information systems.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
                           EACH NOMINEE FOR DIRECTOR.


              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Federal securities laws require our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the Securities and Exchange Commission and to provide us copies of these reports. Specific due dates have been established, and we are required to disclose any failure of these persons to file timely those reports during our fiscal year ended January 31, 2003. To the best of our knowledge, based solely upon a review of copies of reports furnished to us, filings with the Securities and Exchange Commission and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of common stock made all such filings timely, except that the filing of an initial statement of beneficial ownership of securities by Conopco, Inc., when their beneficial ownership of our common stock exceeded ten percent was late.

              MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      During the fiscal year ended January 31, 2003, the board of directors held six meetings, and each director attended at least 75% of the total meetings of the board of directors and at least 75% of the total meetings of the committees of the board of directors on which he served. In addition to the meetings, the board of directors and its committees review and act upon matters through written consent procedures. The board of directors has an audit committee and a compensation committee.

      The audit committee consists of Messrs. Berens, Dooley and Thomas, all of whom are independent, as defined in the Marketplace Rules of The Nasdaq Stock Market, Inc. and Section 301 of the Sarbanes-Oxley Act of 2002. The audit committee oversees our accounting and financial reporting processes and the audit of our financial statements; reviews the financial statements and accounting matters relating to those statements; evaluates the quality and adequacy of our internal controls; and appoints, negotiates the compensation for and oversees the services provided by our independent auditors. The audit committee met four times during the fiscal year ended January 31, 2003.

       Under the provisions of the Sarbanes-Oxley Act of 2002, we will be required to disclose whether we have at least one member of the audit committee who is an "audit committee financial expert" (as that term is defined by the Securities and Exchange Commission). The board of directors has reviewed the experience of the members of our audit committee and has found that two members of the audit committee meet the qualifications to be an "audit committee financial expert" under the recently adopted Securities and Exchange Commission rules issued pursuant to the Sarbanes-Oxley Act. In addition, the board of directors has designated Mr. Berens as the member of the audit committee who will serve as the "audit committee financial expert."

      The compensation committee consists of Messrs. Berens and Dooley, both of whom are independent. The compensation committee administers our stock incentive plans, recommends compensation policies and strategies to the board of directors and reviews and approves the compensation of our executive officers and other key management personnel. The compensation committee met once and acted by written consent four times during the fiscal year ended January 31, 2003.

      The board of directors does not have a standing nominating committee and performs this function itself.


                         DIRECTOR COMPENSATION

      The board of directors' general policy is that compensation for independent directors should consist of both cash and equity-based compensation. Directors who are our employees (currently Mr. Beattie) are not paid for board service in addition to their regular employee compensation.
For board service during our last fiscal year, non-employee directors (currently Messrs. Berens, Dooley, Mauran, Tatham and Thomas) received an annual retainer of $3,000 and a fee of $500 for each meeting of our board of directors attended or a committee of the board attended on a date separate from a board meeting. Non-employee directors received a grant of stock options for 15,000 shares of our common stock under our Non-Employee Director Stock Option Plan upon re-election to the board at the 2002 annual meeting of shareholders. These options will be exercisable on the next annual meeting date if the director is re-elected to the board. For fiscal year 2003, any newly-elected director would have received a grant of stock options for 7,000 shares of our common stock under our Non-Employee Director Stock Option Plan upon initial election to the board, which would have been exercisable one year from the date of grant. The exercise price for each option is equal to the closing price of our common stock on the date of grant. In addition, our board members were reimbursed for all expenses incurred in connection with their activities as directors.

      We recently retained Mercer Human Resource Consulting, a global compensation and benefits consulting firm, to review board of directors compensation. A study of a peer group of companies indicated that cash compensation for our non-employee directors was significantly below that of the peer group, but equity compensation was greater than that of the peer group. As a result of Mercer's study of board compensation practices of a peer group of companies, in recognition of the board's increased workload and to permit the company to continue to attract and retain board members in the future, our board of directors approved a number of changes to board compensation for non-employee directors. Specifically, beginning with the June 2003 annual meeting of shareholders, (1) the annual cash retainer for service on our board of directors will be $25,000, (2) board and committee meeting fees will be increased from $500 to $1,000, except when the committee meeting is on the same day as a board meeting, in which case the committee meeting fee will be $500, (3) a $3,500 annual retainer will be paid to the audit committee chairperson and a $2,500 annual retainer will be paid to the compensation committee chairperson, (4) the number of shares of common stock for which stock options are granted annually under the Non-Employee Director Stock Option Plan upon re-election to the board will be decreased to 5,000 shares, (5) the initial election grant of stock options for directors will be eliminated and (6) the vesting period on director option grants will be changed so that all options granted will vest three years after the date of grant in order to promote director retention. Our board members will continue to be reimbursed for all expenses incurred in connection with their activities as directors.

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                     EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table sets forth information concerning the annual compensation for services in all capacities to us for the twelve months ended January 31, 2003, January 31, 2002 and January 31, 2001 of the chief executive officer, each of our four executive officers who were serving in that capacity at January 31, 2003 and an additional highly compensated officer as required by the rules of the Securities and Exchange Commission:

                                                          Long-Term Compensation
                                  Annual Compensation             Awards
                               -------------------------  ----------------------
                                                Other                               All
                                                Annual    Restricted  Securities   Other
                                                Compen-   Stock       Underlying   Compen-
Name and              Year    Salary   Bonus    sation    Awards      Options      sation
Principal Position    (1)     ($)      ($)      ($)(2)    ($)         (#)          ($)(3)
------------------   ------   -------  -------  -------   ----------  ----------   -------
E. Scott Beattie     1/31/03  413,333  187,500      394   929,890 (4) 135,000 (5)   15,006
 Chairman and        1/31/02  400,000       --    3,195    12,677 (6)      --       13,432
  Chief Executive    1/31/01  375,000  200,313    3,984        --     550,000 (7)    9,499
  Officer

Paul F. West         1/31/03  345,833  113,750      525   451,871 (4)  65,000 (5)   13,411
 President and       1/31/02  325,000       --   76,281     8,711 (6)      --        5,354
  Chief Operating    1/31/01  250,000  126,563    2,686        --     220,750 (7)    7,433
  Officer

Stephen J. Smith     1/31/03  305,000  166,800       --   281,735 (4)  40,000 (5)    9,981
 Executive Vice      1/31/02  214,807       --  125,163     1,938 (6) 100,000        1,487
  President and
  Chief Financial
  Officer (8)

Ronald L. Rolleston  1/31/03  287,500  117,083      393   280,483 (4)  40,000 (5)   12,760
 Executive Vice
  President, Global
  Marketing

Joel B. Ronkin       1/31/03  208,333   92,500      159   176,454 (4)  25,000 (5)   10,722
 Senior Vice
  President and
  Chief Adminis-
  trative Officer

Gretchen Goslin      1/31/03  254,167  134,750      456   144,128 (4)  20,000 (5)   12,190
 Executive Vice      1/31/02  250,000       --    1,657     6,533 (6)      --       10,798
 President, Global   1/31/01  222,115   91,406    1,828        --     130,750 (7)    6,884
 Travel Retail (9)

 (1)  The amounts shown for "1/31/03," "1/31/02" and "1/31/01" are for the fiscal years ended January 31, 2003, 2002 and 2001, respectively.

 (2) During the fiscal years ended January 31, 2003, 2002 and 2001, respectively, the named executives were reimbursed for the following amounts of taxes incurred as a result of the payment of executive disability insurance premiums: (a) E. Scott Beattie - $394, $3,195 and
      $3,984; (b) Paul F. West - $525, $2,703 and $2,686; (c) Ronald L.
      Rolleston - $393 (fiscal 2003); (d) Joel B. Ronkin - $159 (fiscal
      2003); and (e) Gretchen Goslin $456, $1,657 and $1,828. The amount shown for Mr. West for the fiscal year ended January 31, 2002 also includes $58,141 that was reimbursed by us for relocation-related expenses, as well as $15,437 that was reimbursed by us for the payment of taxes on the relocation reimbursement benefit. The amounts reflected in the above table do not include any other amounts for perquisites and other personal benefits. Except as stated above for Mr. West and as stated in Note 8 for Mr. Smith, the aggregate amount of such compensation for each named executive did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus and, accordingly, has been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

 (3) Amounts consist of matching payments made by us under our 401(k) plan, term life insurance premiums and disability insurance premiums paid or reimbursed by us. For the fiscal year ended January 31, 2003, these amounts were as follows:


                              - 8 -

                                  401(k)      Life              Disability
                Name              Match($)    Insurance($)      Insurance($)
          ----------------       --------     --------------    ------------
          E. Scott Beattie         8,000           1,433            5,573
          Paul F. West             8,000           1,321            4,090
          Stephen J. Smith         8,000           1,165              816
          Ronald L. Rolleston      8,000             955            3,805
          Joel B. Ronkin           8,000             796            1,926
          Gretchen Goslin          8,000             971            3,219
 (4)  During the fiscal year ended January 31, 2003, we granted to each of the named executives two types of restricted stock:  (a) performance accelerated restricted stock (PARS), which have a vesting period of six years that can be accelerated to three, four or five years from the date of grant if the company's total shareholder return exceeds the median total shareholder return of the companies comprising the Russell 2000
      Index over the respective three, four or five-year period, and was granted to members of our management team, and (b) regular restricted stock, which vests one year from the date of grant and was granted to all our regular, full-time employees based in the United States and
      Puerto Rico.  Shares of both PARS and regular restricted stock vest only if the employee is still employed by us on the vesting date (with limited exceptions), and the shares are eligible for the payment of dividends, if the board of directors were to declare dividends on the common stock.

      On March 22, 2002, we granted PARS to the named executives in the following amounts: (i) Mr. Beattie - 81,000 shares; (ii) Mr. West -
      39,000 shares; (iii) Mr. Smith - 24,000 shares; (iv) Mr. Rolleston -
      24,000 shares; (v) Mr. Ronkin - 15,000 shares; and (vi) Ms. Goslin -
      12,000 shares. Grants of PARS are periodic in nature, and the grants to the named executives and other managers of the company in March 2002 were intended to front-load approximately four years' worth of PARS grants because vesting can occur anywhere from three to six years from the date of grant.

      In addition to the PARS, we also granted on two different dates during the fiscal year ended January 31, 2003 regular restricted stock to all regular, full-time employees based in the United States and Puerto Rico, including the named executives. Specifically, on March 21, 2002 and September 3, 2002, we granted shares of regular restricted stock to the named executives as follows: (i) Mr. Beattie - 539 and 671 shares, respectively; (ii) Mr. West - 439 and 557 shares, respectively; (iii)
      Mr. Smith - 405 and 578 shares, respectively; (iv) Mr. Rolleston - 337 and 524 shares, respectively; (v) Mr. Ronkin - 270 and 381 shares, respectively; and (vi) Ms. Goslin - 337 and 481 shares, respectively.

      The dollar value of the restricted stock granted during the fiscal year ended January 31, 2003 was determined by multiplying the total number of shares of restricted stock granted to the named executives on the three dates of such grants by the respective closing prices of our common stock on those grant dates. Those prices were as follows: (A) $11.12 on March 21, 2002; (B) $11.33 on March 22, 2002; and (C) $9.19 on
      September 3, 2002. At January 31, 2003, based on the $12.15 closing price of our common stock on that date, (a) Mr. Beattie had 82,210 shares of restricted stock (valued at $998,852); (b) Mr. West had 39,996 shares of restricted stock (valued at $485,951); (c) Mr. Smith had 24,983 shares of restricted stock (valued at $303,543); (d) Mr.
      Rolleston had 24,861 shares of restricted stock (valued at $302,061);
      (e) Mr. Ronkin had 15,651 shares of restricted stock (valued at $190,160); and (f) Ms. Goslin had 12,818 shares of restricted stock
      (valued at $155,739).

 (5) Option grants awarded during the fiscal year ended January 31, 2003 were for performance during the fiscal year ended January 31, 2002.

 (6) During the fiscal year ended January 31, 2002, shares of regular restricted stock were granted to all our regular, full-time employees based in the United States and Puerto Rico on October 12, 2001, including the named executives. The dollar value of the regular restricted stock was determined by multiplying the number of shares of restricted stock granted during the fiscal year ended January 31, 2002 by $9.99 (representing the closing price of our common stock on the date of grant).

 (7) Option grants awarded during the fiscal year ended January 31, 2001 include options to purchase 150,000, 100,000 and 75,000 shares of common stock, which were granted in March 2000 to Mr. Beattie, Mr. West and Ms.
      Goslin, respectively, for performance during the fiscal year ended
      January 31, 2000.


                              - 9 -

 (8) Mr. Smith was appointed to the position of executive vice president and chief financial officer in May 2001. Other annual compensation for the fiscal year ended January 31, 2002 also includes $65,163 paid to offset the amounts Mr. Smith was foregoing in incentive compensation from his prior employer and $60,000 paid to Mr. Smith to defray certain of the tax consequences resulting from the termination of his prior employment
      (of which $30,000 will be deducted from future bonuses). Mr. Smith's stock option grant during the fiscal year ended January 31, 2002 was issued in May 2001 as an incentive to join us.

 (9) Ms. Goslin is a "named executive" as defined in Item 402(a)(3) of Regulation S-K, but has not been an executive officer of the company since April 2002.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information concerning stock options granted during the fiscal year ended January 31, 2003 to the named executives:

                                     Individual Grants
                                  -----------------------                 Potential
                                  % of Total                              Realizable
                     Number of    Options                                 Value at Assumed
                     Securities   Granted to  Exercise                    Annual Rates
                     Underlying   Employees   or Base                     of Stock Price
                     Options      in Fiscal   Price          Expiration   Appreciation for
Name                 Granted(#)   Year        ($/Share)(1)   Date         Option Terms($)(2)
-------------------  -----------  ----------  ------------   ----------   ------------------
                                                                             5%       10%
                                                                          -------  ---------
E. Scott Beattie     135,000 (3)    15.0%        11.33        3/22/12     961,926  2,437,709
Paul F. West          65,000 (3)     7.2%        11.33        3/22/12     463,149  1,173,712
Stephen J. Smith      40,000 (3)     4.5%        11.33        3/22/12     285,015    722,284
Ronald L. Rolleston   40,000 (3)     4.5%        11.33        3/22/12     285,015    722,284
Joel B. Ronkin        25,000 (3)     2.8%        11.33        3/22/12     178,134    451,428
Gretchen Goslin       20,000 (3)     2.2%        11.33        3/22/12     142,508    361,142
(1)  The exercise price of the options granted was based upon the closing price of our common stock on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. Hypothetical gains are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent an estimate by us of our future stock price growth. This table does not take into account any appreciation in the price of our common stock to date. Actual gains, if any, on option exercises and common stock holdings are dependent on the timing of those exercises and the future performance of the common stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved, or that the amounts reflected will be received by the named executives.


(3) The option vests in equal thirds over a three-year period on the anniversary date of the grant if the employee is still employed by us at that time (with limited exceptions) unless there is a change in control, in which case the option vests immediately.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

      The following table sets forth certain information concerning options exercised by the named executives during the fiscal year ended January 31, 2003 and unexercised options held by the named executives at January 31, 2003:

                                            Number of
                                            Securities         Value of
                                            Underlying         Unexercised
                      Shares                Unexercised        In-the-Money
                      Acquired              Options at         Options at Fiscal
                      On         Value      Fiscal Year-End    Year-End ($)
                      Exercise   Realized   Exercisable/       Exercisable/
Name                  (#)        ($)(1)     Unexercisable      Unexercisable (2)
-------------------   --------   --------   -----------------  -----------------
E. Scott Beattie       50,000     178,000   781,667 / 318,333  461,900 / 311,950
Paul F. West               --          --   156,666 / 179,084  575,831 / 413,004
Stephen J. Smith           --          --         0 / 140,000        0 /  32,800
Ronald L. Rolleston        --          --    53,333 /  97,417  134,165 / 214,044
Joel B. Ronkin             --          --    30,000 /  70,750   40,250 / 154,784
Gretchen Goslin        10,000      20,300    76,667 /  84,083  262,750 / 231,184
(1)  Value is based on the difference between the option exercise price and the closing price of the common stock on the date of exercise multiplied by the number of shares underlying the option.

(2) Value is based on the difference between the option exercise price and the closing price of the common stock on January 31, 2003 multiplied by the number of shares underlying the option.

EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth information concerning common stock authorized for issuance under compensation plans of the company at January 31, 2003:

                                                                     Number
                                                                  of securities
                                                                    remaining
                                  Number         Weighted-        available for
                               of securities      average        future issuance
                               to be issued      exercise         under equity
                               upon exercise     price of         compensation
                              of outstanding    outstanding     plans (excluding
                                 options,        options,          securities
                                 warrants        warrants         reflected in
                                and rights      and rights         column (a))
Plan Category                       (a)             (b)                (c)
-------------------------     --------------    -----------     ----------------
Equity compensation plans
 approved by security
 holders                         3,906,442        $11.59            241,638
--------------------------------------------------------------------------------

Equity compensation plans
 not approved by security
 holders                                --            --                 --
--------------------------------------------------------------------------------
Total                            3,906,442        $11.59            241,638

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

      None of our executive officers has employment contracts. In March 2002, the compensation committee of the board recommended, and the board approved, a severance and change in control arrangement for senior executives, including the named executives. Under the arrangement, the executive receives severance benefits, based on his or her position and responsibility, in the event the executive's employment is terminated without "cause" and is not the result of a resignation or death. Currently, the severance benefit for the named executives is as follows: (a) Mr. Beattie, 24 months of base salary; (b) Mr. West, 18 months of base salary; (c) Mr. Smith, 24 months of base salary plus preceding year's bonus; (d) Mr. Rolleston, 12 months of base salary; and (e) Mr. Ronkin and Ms. Goslin, 9 months of base salary.

      Under the change in control arrangement, a severance benefit is paid to senior executives based on a "base amount" in the event there is an actual or constructive termination of employment (e.g., decrease in pay or job responsibility) following a change in control. "Base amount" is the average salary plus average bonus the executive has received over the most recent five-year period. The monthly base amount is the base amount divided by twelve. Currently, the severance benefit due to a change in
control for the named executives is as follows:   (a) Mr. Beattie, 35.88
months of monthly base amount; (b) Mr. West, 24 months of monthly base amount;
(c) Mr. Smith, 24 months of base salary plus preceding year's bonus; (d) Mr. Rolleston, 18 months of monthly base amount; and (e) Mr. Ronkin and Ms. Goslin, 12 months of monthly base amount.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      All members of the compensation committee of the board of directors during the fiscal year ended January 31, 2003 were independent directors, and none of them were employees or former employees of the company. During the fiscal year ended January 31, 2003, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the compensation committee of our board of directors.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF COMPENSATION PHILOSOPHY AND PROGRAM

      The compensation committee of the board of directors is responsible for reviewing annually and approving Elizabeth Arden's compensation strategy and, consistent with that strategy, the compensation of its executive officers and other key management personnel. In addition, the compensation committee is responsible for establishing general compensation philosophies for non-management employees, which are then executed by certain members of Elizabeth Arden's senior management, as well as for administering the company's stock incentive plans. The compensation committee consists entirely of independent directors who are not officers or employees of Elizabeth Arden.

      Elizabeth Arden's executive compensation program consists of base salaries, short-term incentive cash payments and long-term incentive compensation. All of the components of executive compensation are designed to facilitate fulfillment of the compensation objectives of the compensation committee. Those objectives include: (i) providing market-competitive compensation to attract, retain and motivate key management personnel; (ii) relating management compensation to the achievement of company goals and performance; and (iii) aligning the interests of management with those of the company's shareholders. The determination of the total compensation package for Elizabeth Arden's senior management and other key personnel was made after reviewing and considering a number of factors, including achievement of company goals and the individual's contribution to the achievement of those goals, job responsibility, level of individual performance, compensation levels at competitive companies, as well as companies of similar size and type to Elizabeth Arden, and the company's historical compensation levels. Except for short-term incentive cash payments, which generally are based on an individual's attainment of certain pre-determined key performance indicators and company financial performance targets, the compensation decisions for fiscal 2003 were based upon an overall review of all of the relevant factors without giving specific weight to any one factor.

EVALUATION OF COMPENSATION STRATEGY AND PROGRAMS

      Last year, the compensation committee, with assistance from Mercer Human Resource Consulting, a global compensation and benefits consulting firm, formalized the company's compensation strategy and its executive compensation program. To assist the compensation committee with its annual review of the company's compensation strategy, the compensation committee retained Mercer to re-evaluate the strategy and programs adopted last year for executives and employees to ensure that the strategy and programs accomplish the compensation committee's objectives.

      After a review of market conditions and competitive practices, the compensation committee determined that the compensation strategy adopted last year in many ways established compensation practices that are now being adopted by other companies as best practices and should remain in effect. In accordance with that strategy, we intend to target base salaries below market median levels for the most senior executives and at market median levels for other executives and key employees. Total cash compensation, which includes base salary and bonus, will be targeted at levels that are somewhat above the market median for positions below the senior executive level, while total cash compensation levels for senior executives will be targeted at slightly lower levels due to our desire to place the primary compensation emphasis on long-term incentives. The relatively greater emphasis on long-term incentives for our management group underscores Elizabeth Arden's primary business strategy of maximizing shareholder value.

      Consistent with Elizabeth Arden's formalized compensation strategy, we have adopted a general framework for determining the various components of the compensation of the company's management group on an annual basis. In general, short-term incentive cash payments (e.g., bonuses) and long-term incentive grants (e.g., stock options and restricted stock grants) will be determined as a percentage of base salary, with variances based on level of responsibility, individual performance and market conditions.

SHORT-TERM INCENTIVE PROGRAM

      Elizabeth Arden's short-term incentive program is cash-based and is designed to motivate and reward eligible employees for both company and individual performance. The incentive program is designed to result in incentive payments below the market median when company performance is below targets, and incentive payments above the market median when company performance exceeds targets. Short-term incentive program payouts are determined, in most cases, based upon the achievement of two types of performance objectives: company performance targets and individual key performance indicators. Generally, more senior-level employees have a greater percentage of their bonuses tied to company performance than individual performance in comparison with less senior-level employees. The short-term incentive opportunities of both our chief executive officer and our chief operating officer are based 100% upon company performance. The maximum short-term incentive payout opportunity is two times base salary.

      For fiscal 2003 bonus purposes, the primary factor used for the measurement of company performance was the company's achievement of actual versus planned corporate EBITDA (net income plus provision for income taxes, plus interest expense, plus depreciation and amortization). While the company did not achieve its budgeted EBITDA target, we determined that it was appropriate to pay bonuses equal to 50% of the company performance portion of each participant's bonus potential due to the 149% increase in EBITDA in fiscal 2003 compared to fiscal 2002, as well as the improved operating and balance sheet performance of the company during fiscal 2003, which included, among other corporate metrics, increasing sales by 13%, increasing diluted earnings per share (EPS) from a loss of $1.92 to earnings of $0.78 and generating $28.6 million of free cash flow from operating activities. With respect to individual performance, eligible short-term incentive program participants were evaluated based upon their achievement of certain key performance indicators established for each participant for fiscal 2003.

      Neither the chief executive officer nor the chief operating officer were eligible for or received any short-term incentive payout as a result of individual performance in fiscal 2003, as their short-term incentive opportunities are based 100% upon company performance.

LONG-TERM INCENTIVE PROGRAMS

      Prior to fiscal 2003, the company provided long-term incentives to executives and key employees primarily through incentive stock options and non-qualified stock options. The compensation committee decided in fiscal 2003, as part of its review of executive compensation, to use annual grants of non-qualified stock options and periodic grants of performance-accelerated restricted stock (PARS) for individuals at certain managerial levels. PARS are restricted stock awards with a vesting period of six years that can be accelerated to three, four or five years from the date of grant if Elizabeth Arden's total shareholder return exceeds the median total shareholder return of the companies comprising the Russell 2000 Index over the respective three, four or five-year period. If Elizabeth Arden's return were to exceed the return of that index in three, four or five years, the PARS would vest at that time, and a new grant of PARS would be triggered. Below a certain managerial level, employees are eligible to be nominated by senior management for restricted stock or non-qualified stock options out of a pool of shares set aside for that purpose.

      As part of its review of executive compensation and, more specifically, our long-term incentive programs, Mercer analyzed the long-term incentive programs of companies that were of a similar size or type or from a similar industry as the company, including other consumer product companies and similarly financially-leveraged companies. As a result of this review, we have determined that the annualized level of stock incentive grants (i.e., run rate) should be capped at approximately 3.3% of diluted common shares, which is down from the 4.42% run rate cap established by the compensation committee last year and is roughly equivalent to the 67th percentile of peer company run rates. While the lowered run rate of 3.3% is above the median of those companies comprising the peer group reviewed in the Mercer study, this is largely a function of the relatively small number of diluted common shares outstanding (as the company has funded its acquisitions primarily through the use of debt rather than equity) and the need for the company to provide equity grants to a larger number of employees than in the past. For example, in 2000, prior to the company's acquisition of the Elizabeth Arden business, approximately 33 employees received stock incentive grants. In 2002, 171 employees in 12 countries received stock incentive grants.

      While we believe it is appropriate to reduce the annualized run rate of stock incentive grants based upon market conditions, we note that this reduction will result in approximately a 40% to 60% reduction in stock incentive grants to be awarded to our management team this year for fiscal 2003 performance from the amounts that market data suggests should be awarded pursuant to the company's compensation strategy. To help lessen the impact of the run rate cap, we have decided that it is appropriate to grant restricted stock this year in addition to stock options, with approximately an equal value of each being granted to eligible employees. The use of restricted stock allows us to provide more long-term incentive value to the company's employees while staying within the lowered run rate of 3.3%.

      The compensation committee used this revised approach in determining the appropriate number and type of shares to be awarded for fiscal 2003 performance. Subject to the approval by our shareholders of an increase in the number of shares authorized to be issued under the 2000 Stock Incentive Plan, the compensation committee authorized the grant of stock incentives to managerial employees in an aggregate amount of 600,000 shares, consisting of approximately 425,000 shares in the form of stock options (which is approximately 53% lower than the prior year's awards), including 150,560 shares to the executive officers, as well as the grant of approximately 175,000 shares in the form of restricted stock, including 75,280 shares to the executive officers. If shareholder approval is received, the stock options and restricted stock would vest in equal thirds after each succeeding year from the date of grant (which would be the date the approval is received), assuming the person receiving the grant is employed by the company at the time of vesting, and the exercise price of the stock options would be the fair market value of the company's common stock on the date the approval is received. The option grants expire ten years from the date of grant.

      Additionally, the compensation committee decided to set aside approximately 25,000 shares of restricted stock and stock options to grant to other employees who made a significant contribution to the company on the basis of nominations made by the employees' department heads or general managers related to fiscal 2003 performance. These restricted stock and stock option grants are also subject to receiving shareholder approval and would vest one year from the date of grant (i.e., the date the shareholder approval is received), assuming the person receiving the award is employed by the company at the time of vesting.

      The amount and allocation of individual stock incentive grants related to fiscal 2003 performance were set by the compensation committee for all executive officers and were set by senior management, consistent with the guidelines established by the compensation committee, for all other eligible employees based on a number of factors, including job responsibilities, individual performance and market conditions.

STOCK OWNERSHIP GUIDELINES

      The company maintains stock ownership requirements for all executives at the level of senior vice president and above. All executives at that level are required to comply with these guidelines within five years of the date that the guidelines were established, which occurred on March 22, 2002. In the interest of encouraging the company's senior executives to comply on a more expedited basis with the stock ownership guidelines, the compensation committee has enhanced the guidelines to require the executives to (1) retain all shares (net of taxes) received in connection with the exercise of stock option grants or upon the vesting of restricted stock until 50% of the stock ownership requirements are satisfied and (2) meet 50% of the stock ownership requirements within 2.5 years of the beginning of the 5-year compliance period. If any executive does not meet the stock ownership guidelines by the end of the two and one-half year compliance period, the company may enforce the ownership requirements by requiring the payment of cash bonuses to that executive in the form of company stock. The ownership requirements range from one times base salary for senior vice presidents to five times base salary for the chief executive officer. The ownership guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions. The company's chief executive officer already complies with the stricter 5-year ownership requirements.

CHIEF EXECUTIVE OFFICER COMPENSATION

      One of the compensation committee's responsibilities includes reviewing and establishing the compensation of the company's chief executive officer. Based on a review of market data of similarly-situated executives conducted by Mercer, the compensation committee determined last year that the cash compensation of the company's chief executive officer was significantly below market levels. Mercer recommended that each executive position, including the chief executive officer, should be assigned to a salary range established based upon the company's compensation strategy as relates to comparative market pay levels, with each executive's actual salary falling within the minimum and maximum for their respective ranges. While Mr. Beattie's salary was well below the range minimum for his position, Mr. Beattie indicated that he would prefer to defer any consideration of a significant salary increase until the next fiscal year (i.e., fiscal 2004) in light of Elizabeth Arden's performance during fiscal 2002. Accordingly, Mr. Beattie's base salary for fiscal 2003 was set at $416,000.

      In connection with its review of executive compensation this year, we asked Mercer to update its review of chief executive officer compensation. Based on this updated review of market data, we once again determined that the cash compensation of Mr. Beattie was significantly below market levels. As a result and considering Mr. Beattie's past performance, including the much-improved performance of the business in fiscal 2003, and his expected contributions in the future, the compensation committee set Mr. Beattie's base salary for fiscal 2004 at $600,000. This would place his salary within the pay range for his position, but significantly below the median base salary for chief executive officers of a peer group of companies, which was estimated at $943,000.

      Taking into account the decreased stock incentive run rate we adopted this year and applying the company's compensation strategy in an equitable fashion, we granted Mr. Beattie, subject to shareholder approval of the amendment to the company's 2000 Stock Incentive Plan, an option to purchase 75,600 shares of common stock and an award of 37,800 shares of restricted stock related to fiscal 2003 performance. The stock option and restricted stock would vest in equal thirds after each succeeding year from the date of grant (which would be the date the shareholder approval is received), assuming Mr. Beattie is employed by the company at the time of vesting, and the exercise price of the stock options would be the fair market value of the company's common stock on the date shareholder approval is received. The stock option would expire ten years from the date of grant. In addition, Mr. Beattie earned a bonus of $187,500 in connection with the company's short-term incentive program for fiscal 2003 as a result of the 50% corporate-performance bonus payout we previously discussed. The overall compensation package established for Mr. Beattie for the upcoming fiscal year will reach only approximately the 33rd percentile of chief executive officers of the peer group of companies.

                                     Fred Berens
                                     George Dooley


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In March 2002, we provided a loan to Mr. Beattie in the aggregate principal amount of $500,000, which matures on March 31, 2004 and bears quarterly interest at a rate of 5%. This loan replaced earlier loans made by us to Mr. Beattie in 1998. In July 2002, Mr. Beattie repaid $100,000 of the principal amount of the loan. At May 9, 2003, the principal amount and accrued interest on the loan outstanding were approximately $402,167 cumulatively. The highest amount of principal and accrued interest on the loan outstanding at any time during the fiscal year ended January 31, 2003 was $500,000. In accordance with the Sarbanes-Oxley Act of 2002, which became law on July 31, 2002, we are prohibited from extending loans such as Mr. Beattie's loan to executive officers and directors. Under the Sarbanes-Oxley Act, the loan to Mr. Beattie is permitted to continue in effect but may not be renewed or materially modified.

                                PERFORMANCE GRAPH

      The following performance graph data and table compare the cumulative total shareholder returns, including the reinvestment of dividends, on our common stock with the companies in Russell 2000 Index and a market-weighted index of publicly traded peer companies for the period from January 31, 1998 through January 31, 2003. We have elected to modify our peer group to include four new consumer product companies (Avon Products, Inc., Chattem, Inc., The Estee Lauder Companies, Inc. and Revlon, Inc.) and remove Allou Healthcare, Inc., Parlux Fragrances, Inc. and eCom Ventures, Inc. (formerly known as Perfumania, Inc.). The four additional peers are more comparable to our business enterprise and/or are more similar to our market capitalization since the acquisition of the Elizabeth Arden business on January 23, 2001. We believe the new peer group is a good representation of consumer products and beauty companies with similar market capitalizations and/or business models to our company. The publicly traded companies in the new peer group are Avon Products, Inc., Chattem, Inc., The Estee Lauder Companies, Inc., Inter Parfums, Inc. (formerly known as Jean Philippe Fragrances, Inc.) and Revlon, Inc. We also have elected to modify the index against which we are measured from The Nasdaq Stock Market (U.S.) Index to the Russell 2000 Index, which we believe is more representative of our market capitalization. The graph and table assume that $100 was invested on January 31, 1998 in each of the Russell 2000 Index, the Nasdaq Stock Market (U.S.) Index, the new and old peer groups and our common stock, and that all dividends were reinvested. Our common stock is listed on The Nasdaq National Market under the symbol "RDEN."

[Graphic Omitted]

                                            January 31,
                         1998     1999     2000     2001     2002     2003
                         -----   ------   ------   ------   ------   ------
Elizabeth Arden, Inc.    100.0    72.44    59.09   121.03    91.45   110.54
Russell 2000 Index       100.0   100.33   118.14   122.50   118.09    92.26
Nasdaq Stock Market
 (U.S.) Index            100.0   156.46   244.12   171.44   120.40    82.97
New Peer Group           100.0   127.52   125.44   134.45   145.26   147.31
Old Peer Group           100.0   159.41   149.97   126.41   150.43   144.62

                    PROPOSAL 2 - APPROVAL OF THE AMENDMENT TO
                          THE 2000 STOCK INCENTIVE PLAN

      At the annual meeting, our shareholders will be asked to approve an amendment to the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan was adopted in November 2000 by the board of directors and approved in January 2001 by the shareholders of the company. Currently, 3,000,000 shares of common stock of the company are authorized to be issued under the 2000 Stock Incentive Plan. As of April 30, 2003, an aggregate of 2,953,690 shares of common stock have been granted in the form of stock incentives and are outstanding, limiting additional grants under the 2000 Stock Incentive Plan to an aggregate of 46,310 shares. At May 9, 2003, the closing price on The Nasdaq National Market of our common stock, par value $.01 per share, was $12.80.

      The board of directors and the compensation committee both believe that it is in the company's best interest to increase the maximum number of shares of common stock available for grant under the 2000 Stock Incentive Plan so as to maintain the purpose of the 2000 Stock Incentive Plan, which is to (a) provide incentives that will attract, retain and motivate highly competent persons as officers and employees of, and others who provide services to, our company and our subsidiaries and affiliates, by providing them opportunities to acquire shares of our common stock or to receive monetary payments based on the value of such shares as described in the 2000 Stock Incentive Plan and (b) assist in further aligning the interests of our officers, employees and other individual service providers to those of our other shareholders. Last year alone, more than 922 employees in 12 countries received stock incentive grants. In addition, under the terms of our services agreement with our corporate spokesperson, Catherine Zeta-Jones, we have issued Ms. Zeta-Jones shares of restricted stock under the 2000 Stock Incentive Plan as part of her compensation package.

      In making the recommendation of an increase in the size of the 2000 Stock Incentive Plan, we note that (i) many of the options granted under this plan are currently at exercise prices that exceed the current stock price of our common stock and have never been repriced and thus may expire unexercised;
(ii) our annualized level of stock incentive grants (i.e., run rate) cap for future stock incentive grants has been decreased, resulting in an approximately 40% - 60% reduction in stock incentive grants to be awarded this year for fiscal 2003 performance from the amounts that market data suggest should be awarded pursuant to the company's compensation strategy; and (iii) stock ownership guidelines for all senior executives have been made more strict. Absent an increase in shares available under the 2000 Stock Incentive Plan, it will be very difficult to attract, retain and motivate employees without a significant increase in cash compensation to bring their compensation up to market-competitive levels. Accordingly, on March 18, 2003, our board of directors adopted, subject to shareholder approval, an amendment to the 2000 Stock Incentive Plan increasing the number of shares of common stock that may be issued under the 2000 Stock Incentive Plan from 3,000,000 to 4,100,000.

      The determination on the increase in number of shares available for issuance under the 2000 Stock Incentive Plan was based on a number of factors, including the recommendations of Mercer Human Resource Consulting, a global compensation and benefits consulting firm, based on its review of market practices of a peer group of companies, the current number of shares of stock incentive awards outstanding, the number of eligible participants and projected grant levels. In addition, the number of shares by which the 2000 Stock Incentive Plan would be increased reflects the reduced annualized grant level of restricted stock.

      If our shareholders approve the amendment increasing the number of shares of common stock that may be issued under the 2000 Stock Incentive Plan, the compensation committee of the board of directors and the board have approved the grant of the following stock options (at an exercise price corresponding to the closing price of the common stock on the date of the annual shareholders meeting) and restricted stock under the 2000 Stock Incentive Plan on the date of the annual shareholders meeting as follows:

                                New Plan Benefits
                            2000 Stock Incentive Plan
                             Dollar       Number of    Dollar      Number of
                             Value of     Units of     Value of    Units of
                             Restricted   Restricted   Stock       Stock
Name and Position            Stock ($)    Stock        Options($)  Options
--------------------------   ----------   ----------   ----------  ----------
E. Scott Beattie                (1)         37,800        (2)        75,600
Paul F. West                    (1)         18,480        (2)        36,960
Stephen J. Smith                (1)          9,000        (2)        18,000
Ronald L. Rolleston             (1)          5,000        (2)        10,000
Joel B. Ronkin                  (1)          5,000        (2)        10,000
Gretchen Goslin (3)             (1)          4,000        (2)         8,000
Executive Group                 (1)         75,280        (2)       150,560
Non-Executive Director
 Group                           --             --         --            --
Non-Executive Officer
 Employee Group (Estimate)      (1)        110,000        (2)       275,000
(1)  The dollar value of the restricted stock is based on the closing price of our common stock on the grant date, which would be the date of approval of the amendment to the 2000 Stock Incentive Plan, and is therefore not determinable at this time.  This restricted stock, if granted, will vest in equal thirds over a three-year period from the date of the shareholder approval of the amendment to the 2000 Stock Incentive Plan.

(2) The dollar value of the common stock underlying the stock options is based on the closing price of our common stock on the grant date, which would be the date of approval of the amendment to the 2000 Stock Incentive Plan, and is therefore not determinable at this time. These stock options, if granted, will vest in equal thirds over a three-year period from the date of the shareholder approval of the amendment to the 2000 Stock Incentive
     Plan.

(3)  Ms. Goslin is a named executive as set forth under "Executive
     Compensation"  but is not an executive officer of the company.

      The following summary of the 2000 Stock Incentive Plan is not intended to be complete and is qualified in its entirety by reference to the 2000 Stock Incentive Plan, as amended, and proposed to the shareholders for approval, which is attached as Exhibit A to this Proxy Statement.

SUMMARY OF THE 2000 STOCK INCENTIVE PLAN

      ADMINISTRATION. The 2000 Stock Incentive Plan will be administered by the compensation committee of the board of directors (the "Committee"), which is comprised of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended, and (ii) "outside directors" within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee is authorized, subject to the provisions of the 2000 Stock Incentive Plan, to establish such rules and regulations as it deems necessary for the proper administration of the 2000 Stock Incentive Plan and to make such determinations and interpretations and to take such action in connection with the 2000 Stock Incentive Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Committee's powers are the authority to select officers and other employees of, and consultants and advisors to, us and our subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits, the timing of any grants, the number of shares subject to each award, the period of exercisability, the designation of options as ISOs or NSOs (as defined herein) and the other terms and provisions thereof. The current members of the Committee are Fred Berens and George Dooley.

      ELIGIBILITY. Options may be granted to officers and employees of, and consultants and advisors to, our company and our subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for our success and future growth and profitability.

      TYPE OF BENEFITS. Benefits under the 2000 Stock Incentive Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Stock Units (each as described in the 2000 Stock Incentive Plan, and collectively, the "Benefits"). Stock Awards, Performance Awards, and Stock Units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 11 of the 2000 Stock Incentive Plan. Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the 2000 Stock Incentive Plan and any such agreements, the provisions of the 2000 Stock Incentive Plan shall prevail. Benefits may be granted singly, in combination, or in tandem as determined by the Committee.

      STOCK OPTIONS. Under the 2000 Stock Incentive Plan, the Committee may grant awards in the form of options to purchase shares of Common Stock. Options may either be incentive stock options ("ISOs"), qualifying for special tax treatment, or non-qualified options. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise (but in no event later than ten years after the date of grant) and vesting, and the exercise price per share of stock subject to the option; however, the exercise price shall not be less than 100% of the fair market value of the Common Stock as reflected by the closing price of the Common Stock on the date the stock option is granted (the "Fair Market Value"). The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of our Common Stock then owned by the participant, or by delivery to us of (x) irrevocable instructions to deliver directly to a broker the stock certificates representing the shares for which the Option is being exercised, and (y) irrevocable instructions to such broker to sell such shares for which the Option is being exercised, and promptly deliver to us the portion of the proceeds equal to the Option exercise price and any amount necessary to satisfy our obligation for withholding taxes, or any combination thereof. For purposes of making payment in shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of exercise of the Option and shall have been held by the Participant for at least six months. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the 2000 Stock Incentive Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock then owned by a participant, providing us with a notarized statement attesting to the number of shares owned, where upon verification by us, we would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option or by us retaining from the shares of Common Stock to be delivered upon the exercise of the Stock Option that number of shares having a Fair Market Value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the Stock Option.

      In the case of ISOs, however, the exercise price per share of ISOs granted to any holder of our capital stock (or any subsidiary or parent corporation) representing 10% or more of our voting power (or any subsidiary or parent corporation) will be in an amount that the Committee determines, in its good faith judgment, to be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted.

      Options granted under the 2000 Stock Incentive Plan are exercisable at such times, in such amounts and during such period or periods as the Committee may determine at the date the option is granted, which period or periods will end, at the discretion of the Committee, not more than 10 years after the date of grant and, in the case of a person who at the date of grant owns our capital stock (or the capital stock of any subsidiary or parent corporation) representing 10% or more of our voting power (or the voting power of any subsidiary or parent corporation), not more than five years from the date of grant. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of shares subject to ISOs (under any of our plans or the plans of any subsidiary or parent corporation) exercisable for the first time in any calendar year exceeds $100,000, such excess will be treated s NSOs (as defined below).

      STOCK APPRECIATION RIGHTS (SARs). The 2000 Stock Incentive Plan authorizes the Committee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment, in cash, Common Stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation (which shall not be greater than the Fair Market Value), of a specified number of shares of Common Stock on the date the right is exercised over (y) the fair market value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of Common Stock on the date the right is granted, all as determined by the committee. Each SAR shall be subject to such terms and conditions as the Committee shall impose from time to time.

      STOCK AWARDS. The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and may constitute Performance-Based Awards, as described below. The Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares.

      PERFORMANCE AWARDS. The 2000 Stock Incentive Plan allows for the grant of performance awards which may take the form of shares of Common Stock or stock units, or any combination thereof and which may constitute Performance-based Awards. Such awards will be contingent upon the attainment over a period to be determined by the Committee of certain performance targets. The length of the performance period, the performance targets to be achieved and the measure of whether and to what degree such targets have been achieved will be determined by the Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require the deferral of, the receipt of performance awards upon such terms as the Committee deems appropriate.

      STOCK UNITS. The Committee may, in its discretion, grant Stock Units to participants, which may constitute Performance-Based Awards and which may be entitled to a Dividend Equivalent Right. A "Stock Unit" means a notional account representing one share of Common Stock. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit. The Committee determines the criteria for the vesting of Stock Units and whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the 2000 Stock Incentive Plan). Upon vesting of a Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Stock Units will be distributed to the participant (unless the Committee provides for the payment of the Stock Units in cash, or partly in cash and partly in shares of Common Stock, equal to the value of the shares of Common Stock which would otherwise be distributed to the participant).

      PERFORMANCE-BASED AWARDS. Certain Benefits granted under the 2000 Stock Incentive Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards will be based upon one or more of the following factors: net sales, earnings, net sales growth, market share, net operating profit, expense targets, working capital targets relating to inventory and/or accounts receivable, operating margin, return on equity, return on assets, planning accuracy, market price per share and total return to shareholders, or any combination of the foregoing.

      With respect to Performance-Based Awards, the Committee shall establish in writing, (x) the goals applicable to a given period and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

      FOREIGN LAWS. The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted to such individuals and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

      OTHER TERMS OF BENEFITS. The 2000 Stock Incentive Plan provides that Benefits shall not be transferable other than by will or the laws of descent and distribution. The Committee shall determine the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. Notwithstanding the foregoing, other than with respect to incentive stock options, the Committee may permit the transferability of an award by a participant to members of the participant's immediate family or trusts for the benefit of such person or family partnerships.

      Upon the grant of any Benefit under the 2000 Stock Incentive Plan, the Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the 2000 Stock Incentive Plan. No Benefit shall be granted under the 2000 Stock Incentive Plan after November 20, 2010. The Committee reserves the right to amend, suspend or terminate the 2000 Stock Incentive Plan at any time, subject to the rights of participants with respect to any outstanding Benefits. No Amendment of the 2000 Stock Incentive Plan may be made without approval of our shareholders if the amendment will: (i) disqualify any ISOs granted under the 2000 Stock Incentive Plan; (ii) increase the total number of shares which may be issued under the 2000 Stock Incentive Plan; (iii) increase the maximum number of shares with respect to stock options, SARs and other Benefits that may be granted to any individual under the 2000 Stock Incentive Plan; (iv) change the types of factors on which Performance-Based Awards are to be based under the 2000 Stock Incentive Plan; or (v) modify the requirements as to eligibility for participation in the 2000 Stock Incentive Plan.

      The 2000 Stock Incentive Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to our shareholders. The 2000 Stock Incentive Plan contains provisions for the acceleration of exercisability or vesting of Benefits in the event of a "change in control" (as defined in Section 280G of the Code) of our company, including the cash settlement of such Benefits.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE 2000 STOCK INCENTIVE PLAN

      CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The statements in the following paragraphs of the principal federal income tax consequences of Benefits under the 2000 Stock Incentive Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

      INCENTIVE STOCK OPTIONS. ISOs granted under the 2000 Stock Incentive Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

      An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by us from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three-month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption "Non-Qualified Stock Options and Stock Appreciation Rights."

      Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period -- thereby making a "disqualifying disposition" -- the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, income would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sale proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

      An employee who exercises an ISO by delivering Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares.

      We will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, we generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

      NON-QUALIFIED STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. Non-qualified stock options ("NSOs") granted under the 2000 Stock Incentive Plan are options that do not qualify as ISOs. An employee who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received.

      As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months (the "Deferral Period")) for any individual who is an officer or director of our company or a beneficial owner of more than ten percent (10%) of any class of our equity securities. Absent a Section 83(b) election (as described below under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

      The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of an NSO, we may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

      A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

      If an individual exercises an NSO by delivering shares of Common Stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash and we likewise generally will be entitled to an equivalent tax deduction.

      OTHER AWARDS. With respect to other Benefits under the 2000 Stock Incentive Plan that are settled either in cash or in shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the Common Stock received.

      With respect to Benefits under the 2000 Stock Incentive Plan that are settled in shares of Common Stock that are restricted to transferability or subject to a substantial risk of forfeiture -- absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election") -- an individual will recognize ordinary income at the earlier of the time at which (i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of that date over the price paid for such award, if any.

      The ordinary income recognized with respect to the receipt of cash, shares of Common Stock or other property under the 2000 Stock Incentive Plan, will be subject to both wage withholding and other employment taxes.

      We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

      DIVIDENDS AND DIVIDEND EQUIVALENTS. To the extent Benefits under the 2000 Stock Incentive Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the 2000 Stock Incentive Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.

      CHANGE IN CONTROL. In general, if the total amount of payments to an individual that are contingent upon a "change in control" of our company, including payments under the 2000 Stock Incentive Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to us and the individual would be subject to a 20% excise tax on such portion of the payments.

      CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or SAR or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by shareholders in a separate vote and certain other requirements are met.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"  THE
           APPROVAL OF THE AMENDMENT OF THE 2000 STOCK INCENTIVE PLAN.


                             AUDIT COMMITTEE REPORT

      The audit committee is comprised solely of independent directors, as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and in the Marketplace Rules of The Nasdaq Stock Market, Inc. The audit committee operates under a written charter that was adopted by the board of directors and was attached as Appendix A to the proxy statement for the annual meeting held on September 13, 2001. The audit committee reviews and assesses the adequacy of our charter annually, and the audit committee expects the board will amend the charter based on the audit committee's recommendations as necessary to reflect new regulatory requirements such as those established pursuant to the Sarbanes-Oxley Act of 2002 and the associated Nasdaq rules.

      Elizabeth Arden's management is responsible for the preparation, presentation and integrity of the company's financial statements; internal controls; accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company's independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. Although the audit committee members possess broad experience in analyzing and reviewing financial statements, we are not professional accountants or auditors, and our functions are not intended to duplicate or to certify the actions of management of Elizabeth Arden and the independent auditors.

      As described more fully in our charter, the audit committee's responsibilities include reviewing the following with Elizabeth Arden's management, its finance staff and the independent auditors: (i) analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the company's financial statements; (ii) the quality and adequacy of the company's internal controls; (iii) major changes to the company's auditing and accounting principles and practices as suggested by the independent auditors or management; (iv) the results of the audit, any problems or difficulties the auditors may have encountered, changes in scope of the audit and any management letters provided by the auditors and the company's responses to these letters; and (v) any legal and regulatory matters that may have a material impact on the company's financial statements. The audit committee is also responsible for (i)the appointment, compensation, retention and oversight of the company's independent auditors; (ii) pre-approving the retention of the company's independent auditors for permitted non-audit services and (iii) reviewing the independent auditors' independence.

      The audit committee reviewed and discussed with management the audited financial statements of the company for the fiscal year ended January 31, 2003. The committee discussed with PricewaterhouseCoopers LLP, the company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

      The audit committee also considered whether the provision by PricewaterhouseCoopers of non-audit services to the company is compatible with maintaining the auditors' independence. The audit committee received from PricewaterhouseCoopers the written disclosures and letter required by Independence Standards Board Standard No. 1, as amended, "Independence Discussions with Audit Committees," and discussed with PricewaterhouseCoopers their independence from the company, including any relationships that may impact their independence.

      Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Elizabeth Arden's Annual Report on Form 10-K for the year ended January 31, 2003 for filing with the Securities and Exchange Commission.

      In fiscal 2004, we adopted the following policy regarding the provision by our independent auditors of non-audit services and the corresponding fees, and the procedures for approval of these services and fees: (i) the chief financial officer and general counsel of the company will evaluate the proposed engagement to confirm that the engagement is not prohibited by any applicable rules of the Securities and Exchange Commission or the Nasdaq Stock Market, (ii) following the confirmation by the chief financial officer and the general counsel, the chairperson of the audit committee will determine whether the company should engage the independent public auditor for the non-audit services and, if so, negotiate the terms of the engagement with the independent public auditor and (iii) the chairperson of the audit committee will report to the full audit committee at its next regularly scheduled meeting about any engagements of the independent public auditor for non-audit services that have been approved.

                                            Fred Berens
                                            George Dooley
                                            J.W. Nevil Thomas


        PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2004. The appointment of independent auditors by the audit committee is submitted annually for approval by the shareholders. Although shareholder approval is not required, if the shareholders do not ratify the appointment, the audit committee will reconsider the matter. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

      On July 11, 2001, the board of directors decided not to reappoint Deloitte & Touche LLP as our independent auditors and appointed PricewaterhouseCoopers as our independent auditors and to audit our financial statements for the fiscal year ended January 31, 2002. The client-auditor relationship with Deloitte & Touche was terminated effective July 13, 2001, and the appointment of PricewaterhouseCoopers was effective on July 20, 2001. The audit committee recommended this decision to the board of directors, and the board of directors approved the decision. The shareholders of the company ratified the appointment of PricewaterhouseCoopers as our independent auditors for the fiscal year ended January 31, 2002 at the annual meeting of shareholders held on September 13, 2001.

      The reports of Deloitte & Touche on our financial statements for the fiscal years ended January 31, 2000 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits of our fiscal years ended January 31, 2000 and 2001 and through July 13, 2001, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused them to make reference thereto in their report on the financial statements for those years. During the fiscal years ended January 31, 2000 and 2001 and through July 13, 2001, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)(A) through (D)).

      We provided Deloitte & Touche a copy of the foregoing disclosures. Deloitte & Touche provided us with a letter addressed to the Securities and Exchange Commission stating its concurrence with the above statements on accounting matters. A copy of that letter, dated July 17, 2001, was filed as
Exhibit 16 to the Form 8-K and the Form 8-K/A filed by us with the Securities and Exchange Commission on July 20, 2001 in connection with the change of our independent auditors.

      Prior to their engagement as our new independent auditors, PricewaterhouseCoopers were the auditors of the worldwide Elizabeth Arden fragrance, cosmetic and skin care business that we acquired in January 2001. The decision to change independent auditors was based primarily on PricewaterhouseCoopers' in-depth knowledge of the Elizabeth Arden business, including its international operations.

      During the fiscal years ended January 31, 2000 and 2001 and through July 20, 2001, we did not consult with PricewaterhouseCoopers regarding either
(i) the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

          THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE
              COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 2004.


FEES PAID TO PRICEWATERHOUSECOOPERS LLP AND DELOITTE & TOUCHE LLP

      The following table shows the fees billed by our independent auditors for the audit and other services provided for the fiscal years ended January 31, 2003 and 2002, respectively:

                                   2002                         2003
                    ---------------------------------   ----------------------
                                             Deloitte
                    PricewaterhouseCoopers   & Touche   PricewaterhouseCoopers
                    ----------------------   --------   ----------------------
Audit Fees. . . . .         $503,000          $39,000           $600,000
Audit-Related Fees.          $82,000               --           $176,200
Tax Fees. . . . . .         $941,000               --           $920,600
All Other Fees. . .          $35,000               --            $15,900
Total . . . . . . .       $1,561,000          $39,000         $1,712,700

      AUDIT FEES. The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for both the audit of our annual consolidated financial statements and the review of our quarterly financial statements included in our Forms 10-Q for our fiscal year ended January 31, 2003 were approximately $600,000. The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of our annual consolidated financial statements for our fiscal year ended January 31, 2002, and the review of our quarterly financial statements included in our Forms 10-Q for the second and third quarters of fiscal year 2002, were approximately $503,000. The aggregate fees billed by Deloitte & Touche for professional services rendered for the review of our quarterly financial statements included in our Form 10-Q for the first quarter of fiscal year 2002, were approximately $39,000. This category also includes advice on audit and accounting matters that arose as a result of the audit and the review of the financial statements, the review of Securities and Exchange Commission filings and the preparation of annual management letters.

      AUDIT-RELATED FEES. The aggregate fees billed by PricewaterhouseCoopers for audit-related services during the fiscal years ended January 31, 2003 and 2002 were approximately $176,200 and $82,000, respectively. The audit-related services provided by PricewaterhouseCoopers during those years included such services as statutory audits of the company's international subsidiaries that were required by local jurisdictions.

      TAX FEES. The aggregate fees billed by PricewaterhouseCoopers for tax services during the fiscal years ended January 31, 2003 and 2002 were approximately $920,600 and $941,000, respectively. The tax services provided by PricewaterhouseCoopers during those years included such services as domestic and international tax planning, tax compliance and general tax advice.

      ALL OTHER FEES. The aggregate fees billed by PricewaterhouseCoopers for services they provided us, other than the services described above, for fiscal years 2003 and 2002 were approximately $15,900 and $35,000, respectively. The other services provided by PricewaterhouseCoopers during fiscal year 2002 related to professional advice regarding international stock incentive grants.


          2004 SHAREHOLDERS' PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

      If a shareholder intends to present a proposal for action at the 2004 Annual Meeting and wishes to have that proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the secretary of the company by January 22, 2004. The proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

      Our By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the board of directors. In general, written notice of a shareholder proposal or a director nomination for an annual meeting must be received by the secretary of the company no later than March 27, 2004, and must contain specified information and conform to certain requirements, as set forth in the By-Laws. If the company's presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with the By-Laws, we may disregard that proposal or nomination.

      In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2004 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

      Proposals and nominations should be addressed to: Secretary, Elizabeth Arden, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.

                                 OTHER MATTERS

      The company will bear the expense of soliciting proxies. Proxies will be solicited principally by mail. Our directors, officers and regular employees may, however, solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

      The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.
                                        By Order of the Board of Directors

                                        OSCAR E. MARINA
                                        Secretary

Miami Lakes, Florida
May 16, 2003

                                                            APPENDIX

                     REVOCABLE PROXY - COMMON STOCK

                          ELIZABETH ARDEN, INC.

                     ANNUAL MEETING OF SHAREHOLDERS
                             JUNE 25, 2003

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoints Oscar E. Marina and Marilyn Moore Basso as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of common stock of Elizabeth Arden, Inc., with respect to which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our executive offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, on Wednesday, June 25, 2003 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

   THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, FOR THE APPROVAL OF THE AMENDMENT TO OUR 2000 STOCK INCENTIVE PLAN SET FORTH IN PROPOSAL 2, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED JANUARY 31, 2004 SET FORTH IN PROPOSAL 3, AND ON OTHER MATTERS PRESENTED FOR A VOTE, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS A DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE PERSONS NAMED IN THE PROXY.

   Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

       [CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE]

[REVERSE SIDE OF CARD]

The Board of Directors recommends a vote FOR    Please mark your votes as indicated in
Items 1, 2 and 3.                               this example   [X]
Item 1-   ELECTION OF DIRECTORS                 Item 2- APPROVAL OF THE AMENDMENT TO
                                                        THE 2000 STOCK INCENTIVE PLAN.
E. Scott Beattie    Richard C.W. Mauran
Fred Berens         William M. Tatham                   FOR      AGAINST      ABSTAIN
George Dooley       J. W. Nevil Thomas
                                                        [  ]       [  ]         [  ]

FOR                 WITHHOLD AUTHORITY
[  ]                      [  ]
Instruction: To withhold authority to vote for  Item 3- RATIFICATION OF APPOINTMENT
any individual nominee, write that nominee's            OF PRICEWATERHOUSECOOPERS LLP
name in the space provided below:                       AS THE INDEPENDENT AUDITORS
                                                        FOR THE FISCAL YEAR ENDED
                                                        JANUARY 31, 2004.
________________________________________
                                                        FOR      AGAINST      ABSTAIN
                                                        [  ]       [  ]         [  ]
Other Business
--------------
In their judgment, the proxies are authorized to vote
upon such other business as may properly come
before the annual meeting and any adjournment
or postponement thereof.


Signature:_______________________   Signature:__________________   Date:_____________

NOTE:   Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.